Exhibit 3.88
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
L-3 COMMUNICATIONS SHARED SERVICES, LLC
     This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of L-3 Communications Shared Services, LLC (the “Company”), is entered into as of the 24th day of March 2010, by L-3 Communications Corporation, as sole Member (the “Member”).
RECITALS
A.	A Certificate of Formation of the Company (the “Certificate of Formation”) was filed with the Secretary of State of the State of Delaware on December 21, 2007.

B.	The Member entered into that certain Limited Liability Company Agreement of the Company dated as of the December 18, 2007 (the “Original Agreement”).

C.	The Member now desires to amend and restate the Original Agreement in its entirety.
Accordingly, the Member hereby amends and restates the Original Agreement in its entirety, effective immediately, as follows:
1. Continuation. The Member hereby continues the Company pursuant to the terms and conditions of this Agreement.
2. Name. The name of the Company is L-3 Communications Shared Services, LLC.
3. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Limited Liability Company Act (the “Act”), and engaging in any and all activities necessary or incidental to the foregoing.
4. Registered Office. The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.
6. Member. The name and the business, residence or mailing address of the Member is as follows:

L-3 Communications Corporation
600 Third Avenue
New York, NY 10016
7. Powers.
     (a) The business and affairs of the Company shall be managed by the Member. The Member shall be a “manager” within the meaning of the Act and shall have the power and authority to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers and authorities, statutory or otherwise, possessed by members of limited liability companies under the laws of the State of Delaware. In connection with the foregoing, the Member is hereby authorized and empowered to act through its officers and employees, the officers and employees of the Company and other persons designated by the Member in carrying out any of and all of its powers and authorities under this Agreement, and to delegate any of and all the powers and authorities that the Member possesses under this Agreement to any of its officers and employees, to any officers and employees of the Company and to any other person designated by the Member.
     (b) The Member may, from time to time, designate a President, a Treasurer and a Secretary of the Company. The Member may also designate one or more Vice Presidents and one or more other officers. Each such officer shall hold office until his successor is elected or appointed and qualified or until his earlier resignation or removal. The Member may remove any officer, in each case with or without cause at any time, but such removal shall be without prejudice to the contractual rights, if any, of such officer with the Company. Any individual may hold more than one office. Any officer also may serve as officer, employee or agent of the Member or any of its affiliates.
     (c) Subject to Section 7(a) and 7(b), the duties of the following officers (if designated) will be as follows:
          (i) President. The President shall manage the day-to-day operations and business of the Company, subject to control, supervision and oversight of the Member.
          (ii) Vice President. The Vice President or if there shall be more than one, the Vice Presidents, in the order of their seniority unless otherwise specified by the Member, shall have all the powers and perform all the duties of the President during the absence or inability to act of the President. Each Vice President also shall have such other powers and perform such other duties as shall from time to time be prescribed by, or pursuant to authority delegated by, the Member or the President. A Vice President may be designated as an Executive Vice President, a Senior Vice President or a Vice President with a functional title.
          (iii) Secretary. The Secretary shall record the proceedings of the meetings of the Member in a book to be kept for that purpose, and shall give notice as required by law or this Agreement of all such meetings. The Secretary shall have custody of the seal of the Company, if any, and of all books, records and papers of the Company, except such as shall be in the charge of the Treasurer or of some other person authorized to have custody and possession thereof by resolution of the Member. The Secretary also shall have such other powers and perform such other duties as shall from time to time be prescribed by, or pursuant to authority delegated by, the Member or the President.
          (iv) Treasurer. The Treasurer shall keep full and accurate accounts of the receipts and disbursements of the Company in books belonging to the Company, shall deposit all moneys and other valuable effects of the Company in the name and to the credit of the Company in such depositories as may be designated by the President or the Member. The Treasurer also shall have other power and perform such other duties as shall from time to time be prescribed by, or pursuant to authority delegated by, the Member or the President.
     (d) The Member hereby is designated as an authorized person, within the meaning of the Act, to execute, deliver and file any amendment of the Certificate of Formation of the Company (and any amendments and/or restatements thereof) and any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.
     (e) The Company may (i) acquire, hold and dispose of interests (whether by the making of investments or otherwise and on such terms and conditions as the Member may determine) in other entities, including as a partner in a partnership, a member of a limited liability company and a stockholder of a corporation, and (ii) borrow money (on such terms and conditions as the Member may determine) in connection with its business.
8. Term. The term of the Company shall continue until the Company is dissolved by the Member.
9. Capital Contributions. The Member has contributed the following amount, in cash, and no other property, to the Company:
L-3 Communications Corporation — $100
10. Additional Contributions. The Member is not required to make any additional capital contributions to the Company.
11. Allocations of Profits and Losses. The Company’s profits and losses shall be allocated in proportion to the capital contribution of the Member.
12. Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.
13. Assignments. The Member may assign in whole or in part its interests in the Company.
14. Liability. To the fullest extent permitted by law, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person. Except as otherwise expressly required by law or pursuant to this Agreement, the Member shall have no liability in excess of (a) the amount of its capital contributions, and (b) its share of any assets and undistributed profits of the Company. As used in this Agreement, “Covered Person” means the Member, any affiliate of the Company, and any of the officers, directors, stockholders, partners, members, managers, trustees, employees, representatives or agents of the Member, the Company or an affiliate of the Company.
15. Exculpation. Notwithstanding any other provision of this Agreement, whether express or implied, to the fullest extent permitted by law, no Covered Person shall be liable to the Company the Member for any act or omission (in relation to the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person, unless such act or omission resulted from fraud, bad faith, willful misconduct, an intentional and material breach of this Agreement or a violation of applicable securities laws by such Covered Person. Each Covered Person shall be entitled to rely in good faith on the advice of legal counsel to the Company, accountants and other experts or professional advisors, and no action taken by any Covered Person in reliance on such advice shall in any event subject such person to any liability to the Member or the Company. To the extent that, at law or in equity, the Member has duties (including fiduciary duties) and liabilities relating thereto to the Company, to the fullest extent permitted by law, the Member acting under this Agreement shall not be liable to the Company for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they eliminate or restrict the duties and liabilities of the Member otherwise existing at law or in equity, are agreed by the Member, to the fullest extent permitted by law, to modify to that extent such other duties and liabilities of the Member.
16. Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless (but only to the extent of the Company’s assets) each Covered Person from and against any and all claims, damages, losses, costs, expenses and liabilities (including, without limitation, amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim), joint and several, of any nature whatsoever, known or unknown, liquidated or unliquidated (collectively, “Losses”), arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of such Covered Person’s management of the affairs of the Company or which relate to or arise out of or in connection with the Company, its property, its business or affairs; provided, that a Covered Person shall not be entitled to indemnification under this Section with respect to any claim, issue or matter unless such act or omission resulted from fraud, bad faith, willful misconduct, an intentional and material breach of this Agreement or a violation of applicable securities laws by such Covered Person. To the fullest extent permitted by law, expenses (including legal fees) incurred by a Covered Person (including, without limitation, the Member) in defending any claim, demand, action, suit or proceeding may, with the approval of the Member, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written undertaking by or on behalf of the Covered Person to repay such amount to the extent that it shall be subsequently determined that the Covered Person is not entitled to be indemnified as authorized in this Section, and the Company and its affiliates shall have a continuing right of offset against such Covered Person’s interests/investments in the Company and such affiliates and shall have the right to withhold amounts otherwise distributable to such Covered Person to satisfy such repayment obligation. The Company may purchase insurance, to the extent available at reasonable cost, to cover losses, claims, damages or liabilities covered by the foregoing indemnification provisions. The Member shall not be personally obligated with respect to indemnification pursuant to this Section.
17. Expenses. To the fullest extent permitted by applicable law, expenses (including reasonable attorneys’ fees) incurred by a person who may be entitled to indemnification under this Agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the person(s) who may be obligated to indemnify under this Agreement prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the indemnifying party of an undertaking by or on behalf of the indemnified person to repay such amount if it shall be determined that the indemnified person is not entitled to be indemnified pursuant to Section 16.
18. Notice of Proceedings. Promptly after receipt by a Covered Person or notice of the commencement of any proceeding against such Covered Person, such Covered Person shall, if a claim for indemnification in respect thereof is to be made against the Company, give written notice to the Company of the commencement of such proceeding; provided, however, that the failure of a Covered Person to give notice as provided herein shall not relieve the Company of its obligations under Section 16 and 17, except to the extent that the Company’s ability to defend the proceeding is prejudiced by such failure. If any such proceeding is brought against a Covered Person (other than a proceeding by or in the right of the Company), the Company shall be entitled, upon notice to the Covered Person, to assume the defense of such proceeding with counsel selected by the Company, provided, however, that the Covered Person shall be entitled to participate in such proceeding and to retain its own counsel at its own expense. Once the Company gives notice to the Covered Person that it will assume the defense of such proceeding, the Company will not be liable for expenses subsequently incurred by such Covered Person in connection with the defense thereof. Without the consent of such Covered Person, the Company will not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Covered Person of a release from all liability arising out of the proceeding and claims asserted therein.
19. Insurance. The Company may purchase and maintain insurance, to the extent, in such amounts and on behalf of such persons as the Member shall deem reasonable; this insurance may cover any liability that may be asserted against (or expenses that may be incurred by) any such persons in connection with the activities of the Company, regardless of whether the Company would have the power to indemnify such persons under the provisions of this Agreement. The Company may enter into indemnity contracts with Covered Persons that differ from the provisions of Sections 14 through 18. The Company also may adopt written procedures pursuant to which arrangements are made for the funding of obligations arising under Sections 16 and 17 and containing such other procedures regarding indemnification as the Company reasonably deems appropriate.

20. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member.
21. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.
22. Amendment. This Agreement may be amended at any time by the written consent of the Member.
23. Governing Law. The laws of the State of Delaware (without reference to its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretations of the rights and duties of the Member.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the time and date first above written.

L-3 COMMUNICATIONS SHARED SERVICES, LLC
By:	L-3 COMMUNICATIONS CORPORATION,
its sole member

By:	/s/ Steven M. Post
	Name:	Steven M. Post
	Title:	Senior Vice President, Secretary